Exhibit 99.1

Duos Technologies Announces Major Business Expansion

CEO outlined strategic initiatives for business growth including strategic partnership with Class 1 railroad and announcement of senior leadership of its new Edge Data Center subsidiary

JACKSONVILLE, FL / Globe Newswire / June 20, 2024 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), held a press conference on June 18th, highlighting key developments in its business strategy. The event was attended by local dignitaries, members of the Jacksonville Chamber of Commerce, and key industry stakeholders. The event was also streamed live via the Duos YouTube channel.

CEO Chuck Ferry announced that the Company had signed a strategic partnership with a Class 1 railroad in preparation for rolling out its subscription based railcar inspection system. The System has been under development and is currently in both production and test environments with key railroad operators. It expects to announce more details in the next few weeks but Mr. Ferry disclosed that Amtrak is a current user of the system. Amtrak has engaged Duos to build two sophisticated, high-speed systems expected to be in production early next year and was in the process of shipping the first part of those systems during the event. The system shipped is a specialized Edge data center to handle the massive amounts of AI and data processing and is similar to the Edge Data Centers that will be deployed by Duos new subsidiary. This data center will support the two portals which are capable of performing mechanical analysis of trains at speeds up to 125 MPH, and will deliver actionable safety data within 60 seconds, enhancing safety and efficiency in rail operations.

Mr. Ferry also commented on the depth of experience at Duos including the ability to deploy large, sophisticated projects including the RIP®s, Edge Data Centers and the provision of power infrastructure necessary to support such projects. With these new developments, Duos is now engaged in the fast-growing areas of AI, data center deployment and power infrastructure. According to Michael Elias, Senior Equity Research Analyst at TD Cowen, “AI is driving a re-rating of the data center demand as the data center leasing seen in the last 12 months is the equivalent of adding an entire New York City to the US electricity grid”.

"We are thrilled to announce these groundbreaking developments that not only reinforce our leadership in rail safety but also expand our technological reach into new markets,” said Chuck Ferry, CEO of Duos. “Our partnership with Amtrak and the deployment of our Edge Data Center represents significant strides forward, while the formation of Duos Edge AI marks an exciting new chapter for our company."

Mr. Ferry also announced that Doug Recker, an IT veteran and former marine, has been appointed as the President of a new subsidiary, Duos Edge AI Inc., effective July 15, 2024. Mr. Recker spoke briefly about his views on the large opportunity for Duos including the provision of Edge Data Centers to remote districts, including schools and health facilities. This venture will leverage Duos' AI processing expertise to drive innovation and efficiency in various sectors. Mr. Recker, with over 30 years of experience in telecommunications and data centers, will lead the subsidiary's efforts to deliver high-speed connectivity and compute power to underserved areas.

"I am excited to join Duos and lead Duos Edge AI. Our focus on education, healthcare, and rural industries will help drive innovation and growth, ensuring that these communities benefit from the same technological advancements as major urban centers," said Doug Recker, President of Duos Edge AI.

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About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., designs, develops, deploys and operates intelligent vision-based technology solutions using Machine Vision and Artificial Intelligence (“AI”) to analyze fast moving freight, passenger and transit trains and trucks streamlining operations, improving safety and reducing costs. The Company provides cutting edge solutions that automate the mechanical and security inspection of fast-moving trains, trucks and automobiles through a broad range of proprietary hardware, software, information technology and artificial intelligence. For more information, visit www.duostech.com.

Forward- Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. All forward-looking statements attributable to Duos Technologies Group, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contacts
Duos Corporate Fei Kwong, Director, Corporate Communications Duos Technologies Group, Inc. (Nasdaq: DUOT) 904-652-1625 fk@duostech.com